281904639v.2

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
INDEPENDENCE CONTRACT DRILLING, INC.

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

Independence Contract Drilling, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Independence Contract Drilling, Inc. (the “Corporation”) and that the Corporation was originally incorporated pursuant to the DGCL on November 4, 2011 under the name Independence Contract Drilling, Inc.

SECOND: That the Board of Directors of the Corporation duly adopted resolutions setting forth the proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendment are substantially as follows:

RESOLVED:

The second sentence of the first paragraph of Article IV of the Amended and Restated Certificate of Incorporation of this Corporation be amended and restated to read in its entirety as follows:

“The total of number of shares of stock which the Corporation shall have authority to issue is 260,000,000, consisting of 250,000,000 shares of Common Stock, with a par value of $0.01 per share, and 10,000,000 shares of Preferred Stock, with a par value of $0.01 per share.”

THIRD: That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL by the directors and stockholders of the Corporation.

IN WITNESS WHEREOF, Independence Contract Drilling, Inc. has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 8th day of June, 2022.

By: /s/ J. Anthony Gallegos, Jr.

Name: J. Anthony Gallegos, Jr.
Title: Chief Executive Officer